For Sept 16, 2015 release

NEAH Power Systems and S4 Worldwide Execute Teaming Agreement for Business and Product Development

S4 Worldwide to receive initial production of NEAH Power’s porous silicon battery for integration in Body Worn Cameras for Police and Security Professionals

Bothell, WA (Sept 16, 2015) – NEAH Power Systems, Inc. (OTCBB: NPWZ) (“NEAH POWER”) and S4W Worldwide Technologies (“S4W”) have announced a teaming agreement, by which both parties will work together to integrate NEAH POWER’s patented power generation and energy storage technologies with S4W’s industry leading security and defense products.

Under the agreement, NEAH POWER will deliver commercial units of its patented formic acid reformer fuel cell (Formira HOD™) and engineering units of its PowerChip® fuel cell and PowerChip® Battery. In addition, NEAH POWER will provide S4W with engineering and technical support to ensure successful integration into S4W’s products.

The agreement, which allows NEAH POWER and S4W to cooperatively market each of the other’s products, is expected to expand the number of distribution and sales channels available to the partners, and allow each to fully exploit the capabilities and growing customer bases of the other, with high capital efficiency.

Of particular focus in the agreement, is the cooperation of the parties on the anticipated commercialization and release of NEAH POWER’s ground breaking porous silicon-chip based PowerChip® Battery.  In connection with the agreement, NEAH POWER will deliver S4W, as a preferred partner, initial production runs of the PowerChip® Battery for incorporation in S4W’s state-of-the-art body worn cameras currently being marketed to police and security professionals worldwide.

“We are most enthused to partner with S4W and their engineering teams to develop industry leading products with unprecedented durations of operation”, announced Chris D’Couto, President and CEO of Neah Power Systems, Inc. “The partnership with S4W, with its high caliber management and sales organization, will allow us to further advance our system integration strategy, while increasing the number of markets for the products offered by NEAH POWER and its partners.  I strongly believe that this cooperation between NEAH POWER and S4W fits perfectly with our mantra to deliver power generation and energy storage solutions that are ‘smaller, lighter and more powerful’.”

Paul Sault, CEO of S4W complemented, “S4W welcomes the opportunity to co-develop and market product incorporating NEAH POWER’s advanced technologies.  Our engineering staff and consultants immediately recognized the transformative nature of NEAH POWER’s Formira HOD™ and PowerChip® solutions, specifically, when incorporated in a highly disruptive product like our Smart Body Cam where continuous power is necessary for delivery of the ever-important personnel and public safety benefits they provide.  Upon first being introduced to NEAH POWER’s PowerChip® Battery, S4W was eager to become an early adopter. While interviewing countless numbers of public safety personnel about what features they wanted to see standard on a body camera, having the power necessary to make it through an entire shift without battery recharging or replacement, ranked very near the top.”

Chris D’Couto added, “As previously reported, NEAH POWER has incorporated its award-winning and patented PowerChip® fuel cell architecture into the patent pending PowerChip® battery.  To date, this new battery design has exhibited unprecedented performance characteristics.  As NEAH POWER moves closer to first commercial release of the PowerChip® Battery, NEAH POWER expects to continue to work in close cooperation with companies like S4W in expanding integration opportunities and advancing other pre-launch activities.”

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About Neah Power Systems, Inc

Neah Power Systems, Inc. is an innovator and supplier of cutting-edge power solutions for the military, transportation and portable electronics industries. Neah Power’s long-lasting, efficient, and safe solutions include patented and patent pending PowerChip®, Formira® and the BuzzBar Suite® of products. Most recently, Neah Power Systems was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What’s New Popular Science Award. For more information visit www.neahpower.com.

About S4 Worldwide

S4 WORLDWIDE provides mobile real-time situational awareness technologies to business decision-makers. Using environmentally friendly, solar and wind powered trailer-mounted systems, video, audio, and sensor data is gathered from remote sites and electronically presented to users through a secure website and onto their laptops, tablets, or smartphones. S4W’s vision is to be the leader in responsive, real-time dynamic business tools for decision-makers. For more information visit www.s4worldwide.com

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System's Form 10-K for the fiscal year ended September 30, 2014 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2015 for a discussion of such risks, uncertainties and other factors.

For more information please contact the Company at

Neah Power Systems Inc.

David Kugelman

dkugelman@neahpower.com

(866) 692-6847 Toll Free - U.S. & Canada.